Exhibit 99.1

Venaxis Completes Patient Enrollment in Pivotal Clinical Trial of APPY1™ Test

CASTLE ROCK, Colo., January 24, 2014 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance and commercializing its CE Marked APPY1Test, a rapid, multiple biomarker-based assay for identifying patients that are at low risk for appendicitis, today announced completion of patient enrollment in its pivotal clinical study of the APPY1 Test in the United States.  Venaxis expects to announce top-line data following the required patient follow-up period and subsequent database lock and required analysis of the data. The study enrolled patients at approximately 27 hospital sites across the United States, and the pivotal data will be based on approximately 2,000 net evaluable patients.

Steve Lundy, President and Chief Executive Officer of Venaxis™, commented, “Completing this significant pivotal U.S. study is a major milestone for Venaxis and we look forward to reporting the data when it is available.  We will work to finalize our 501(k) and final data package for FDA submission at or near the end of the first quarter, assuming positive data.  In the meantime, we remain committed to our diligent market development efforts and expect to be well positioned to launch the APPY1 Test in the United States upon receipt of clearance.”

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid, protein biomarker-based assay for appendicitis.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for the APPY1 Test is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the APPY1 Test required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-Q for the quarter ended June 30, 2013.

Venaxis and APPY1 are trademarks of Venaxis, Inc.

For Investors and Media:
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Joshua Drumm, PhD
jdrumm@tiberend.com; (212) 375-2664

Claire Sojda
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